Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
COOPERATIVE COMPUTING, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

          Cooperative Computing, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

          FIRST: The name of the Corporation is Cooperative Computing, Inc.

          SECOND: On September 24, 2003, the Board of Directors of the Corporation duly adopted a resolution setting forth the following amendment to the Certificate of Incorporation of the Corporation.

          The First Article of the Corporation’s Certificate of Incorporation is amended in its entirety to read as follows:

          “The name of the Corporation is Activant Solutions Inc.”

          THIRD: The sole shareholder of the Corporation entitled to vote on the above-stated proposed amendment executed a written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware adopting such amendment.

          FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 24th day of September, 2003.

COOPERATIVE COMPUTING, INC.

By:	/s/ Richard W. Rew, II

Richard W. Rew, II Secretary